Exhibit 99.2


                     Old Republic International Corporation
                          Nominating Committee Charter


A. Name

There shall be a committee of the Board of Directors of Old Republic International Corporation (the "Company") which shall be called the Nominating Committee.

B. Purpose

The Nominating Committee shall (1) identify individuals qualified to become Board members, and recommend that the Board select the director nominees for the next annual meeting of shareholders; and (2) develop and recommend to the Board the Corporate Governance Guidelines applicable to the Company.

C. Committee Membership and Procedure

The Nominating Committee shall consist of no fewer than three members. Each member of the Nominating Committee shall satisfy the requisite independence requirements. The Board shall appoint the members of the Nominating Committee, considering the views of the Chairman of the Board and the Chief Executive Officer, as appropriate. The Chairman of the Compensation Committee shall be a member of the Nominating Committee and the Chairman of the Nominating Committee shall be a member of the Board's Compensation Committee. The members of the Nominating Committee shall serve until their successors are appointed and qualify, and shall designate the Chairman of the Nominating Committee. The Board shall have the power at any time to change the membership of the Nominating Committee and to fill vacancies in it, subject to such new member(s) satisfying the requisite independence requirements. Except as expressly provided in this Charter, the by-laws of the Company or the Corporate Governance Guidelines of the Company, the Nominating Committee shall fix its own rules of procedure.

D. Committee Authority and Responsibilities

o The Nominating Committee shall be responsible for the long range planning for the staffing of future Boards and shall develop qualification criteria for Board members, and actively seek, interview and screen individuals qualified to become Board members for recommendation to the Board in accordance with the Corporate Governance Guidelines.

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o    The  Nominating  Committee  shall  have the sole  authority  to retain  and terminate any search firm to be used to identify director candidates and shall have sole authority to approve the search firm's fees and other retention terms. The Nominating Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

o The Nominating Committee shall review annually, or more often if appropriate, the directors who are members (including qualifications and requirements), structure (including authority to delegate) and performance of committees of the Board (including reporting to the Board), and make recommendations to the Board, as appropriate.

o The Nominating Committee shall review and reassess at least annually the adequacy of the Corporate Governance Guidelines of the Company and recommend any proposed changes to the Board for approval.

o    The Nominating Committee shall make regular reports to the Board.

o The Nominating Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Nominating Committee shall annually review its own performance.

o The Nominating Committee shall develop and recommend to the Board a Code of Business Conduct and Ethics, and shall consider any requests for waivers from the Company's Code of Business Conduct Ethics. The Company shall make disclosure of such waivers to both the New York Stock Exchange and the Securities and Exchange Commission.

o The Nominating Committee shall serve in an advisory capacity to the Board and Chairman of the Board on matters of organizational and governance structure of the Company and the conduct of the Board.

o The Nominating Committee shall receive comments from all directors and report annually to the Board with an assessment of the Board's performance, to be discussed with the full Board following the end of each fiscal year.

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